Exhibit 99.1

Contacts:	Daniel J. Thomas	Thomas E. Kiraly
	President and	Executive Vice President and
	Chief Executive Officer	Chief Financial Officer
	(972) 364-8111	(972) 364-8217

CONCENTRA COMPLETES SALE OF ITS WORKERS’ COMPENSATION

MANAGED CARE SERVICES BUSINESSES TO COVENTRY HEALTH CARE

ADDISON, Texas, April 2, 2007 – Concentra Operating Corporation (“Concentra” or the “Company”) today announced that it has completed the previously reported sale of its workers’ compensation managed care services business units to Maryland-based Coventry Health Care, Inc. (“Coventry”) (NYSE:CVH) for $387.5 million. The transaction resulted in net after-tax proceeds to Concentra of approximately $270 million, of which approximately $260 million will be used to prepay of a portion of its senior term indebtedness.

In the transaction, Concentra divested its Workers’ Compensation Network Services business, comprising its provider bill review and repricing services and FOCUS preferred provider organization, Field Case Management, Telephonic Case Management, Independent Medical Exams, and Pharmacy Benefit Management (First Script Network Services) businesses. These businesses generated a total of approximately $324 million of revenue in 2006. Concentra retained its health centers as well as its cost containment, claims review, claims repricing services and network management services provided to group health and auto insurers. Revenue from these retained businesses totaled approximately $975 million in 2006.

Concentra Operating Corporation, a wholly owned subsidiary of Concentra Inc., is dedicated to improving the quality of life by making healthcare accessible and affordable. Serving the occupational, auto and group healthcare markets, Concentra provides employers, insurers and payors with a series of integrated services that include employment-related injury and occupational healthcare, urgent care services, in-network and out-of-network medical claims review and repricing, access to preferred provider organizations, case management and other cost containment services. Concentra provides its services to approximately 220,000 employer locations and more than 1,500 insurance companies, group health plans, third-party administrators and other healthcare payors. The Company has 312 health centers located in 40 states. It also operates the Beech Street PPO network.

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Concentra Completes Sale of Certain Businesses to Coventry Health Care

April 2, 2007

This press release contains certain forward-looking statements, which the Company is making in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and that the Company’s actual results may differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, changes in nationwide employment and injury rate trends; operational, financing and strategic risks related to the Company’s capital structure, acquisitions and growth strategy; the adverse effects of litigation judgments or settlements; interruption in its data processing capabilities; the potential adverse impact of governmental regulation on the Company’s operations; competitive pressures; adverse changes in market pricing, demand and other conditions relating to the Company’s services; possible fluctuations in quarterly and annual operations; and dependence on key management personnel. Additional factors include those described in the Company’s filings with the Securities and Exchange Commission.

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